UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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ALON USA ENERGY, INC.
(Name of Registrant as Specified in its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Our Stockholders:
     The Board of Directors has determined that the 2007 Annual Meeting of Stockholders of Alon USA Energy, Inc., or Alon, will be held on May 8, 2007 at 9:00 a.m., Dallas, Texas time, at The Frontiers of Flight Museum, 6911 Lemmon Avenue, Dallas, Texas 75209, for the following purposes:
(1) To elect ten directors to serve until the 2008 annual meeting or until their respective successors are elected and have been qualified;
(2) To ratify the appointment of KPMG LLP as Alon’s independent registered public accounting firm for 2007; and
(3) To transact any other business properly brought before the meeting.
     Information concerning the matters to be voted upon at the meeting is set forth in the accompanying Proxy Statement. Holders of record of Alon’s common stock as of the close of business on March 15, 2007 are entitled to notice of, and to vote at, the meeting.
     We urge you to sign and date the enclosed proxy and return it promptly by mail in the enclosed envelope, whether or not you plan to attend the meeting in person. No postage is required if mailed in the United States. If you do attend the meeting in person, you may withdraw your proxy and vote personally on all matters brought before the meeting.
By order of the Board of Directors,
Harlin R. Dean
Vice President, General Counsel and Secretary
Alon USA Energy, Inc.
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
March 30, 2007

 i

(continued)
 ii

ALON USA ENERGY, INC.
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 8, 2007
GENERAL INFORMATION
     This Proxy Statement is being mailed to stockholders beginning on or about March 30, 2007 in connection with the solicitation of proxies by the Board of Directors of Alon USA Energy, Inc., or Alon, to be voted at the 2007 Annual Meeting of Stockholders of Alon to be held May 8, 2007 and at any postponement or adjournment thereof. The accompanying notice describes the time, place and purposes of the Annual Meeting.
     Holders of record of Alon’s common stock, $0.01 par value, at the close of business on March 15, 2007, the record date, are entitled to vote on the matters presented at the annual meeting. On the record date, 46,806,443 shares of common stock were issued and outstanding and entitled to one vote per share. The common stock is the only outstanding class of voting securities of Alon.
     Action may be taken at the annual meeting on May 8, 2007 or on any date or dates to which the meeting may be adjourned. Holders of shares of common stock representing a majority of the voting power, present in person or represented by proxy, shall constitute a quorum. Unless instructions to the contrary are given, shares will be voted as indicated on the proxy card. A stockholder who has given a proxy may revoke it as to any proposal on which a vote has not already been taken by signing a proxy bearing a later date or by a written notice delivered to the Secretary of Alon USA Energy, Inc. in care of Mellon Investor Services, Attention: Proxy Department, at 480 Washington Blvd., Jersey City, NJ 07310-1900 or at the executive offices of Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251, at any time up to the meeting or any postponement or adjournment thereof, or by delivering it to the Chairman of the meeting. If no instructions are indicated, such shares will be voted FOR the director nominees identified below and FOR ratification of the appointment of Alon’s independent accountants.
     The holders of a majority of the outstanding shares of common stock as of the record date will constitute a quorum for the transaction of business at the annual meeting. For purposes of determining whether a quorum exists, abstentions and broker non-votes will be included in determining the number of shares present or represented at the annual meeting. However, with respect to any matter brought to a vote at the annual meeting, abstentions and broker non-votes will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained. In order to obtain approval of any matter brought to a vote at the annual meeting, the affirmative vote of the holders of a majority (or, in the case of the election of any nominee as a director, a plurality) of the shares of common stock represented at the annual meeting and actually voted is required. Consequently, abstentions and broker non-votes will have no effect on the outcome of the election of directors but will have the effect of a vote against all other proposals. If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.
     Alon pays for the cost of soliciting proxies for the annual meeting. In addition to the solicitation of proxies by mail, proxies may be solicited by telephone and or otherwise by directors, officers or employees of Alon, none of whom will be specially compensated for such activities. Alon also intends to request that brokers, banks and other nominees solicit proxies from their principals and will reimburse such brokers, banks and other nominees for reasonable expenses incurred by them in connection with such activities.

CORPORATE GOVERNANCE MATTERS
The Board of Directors
     At the date of this Proxy Statement, the Board consists of ten members. Ten director nominees have been nominated for election at the annual meeting to serve for a one-year term expiring at Alon’s annual meeting of stockholders in 2008.
     During 2006, the Board held six meetings and took action by written consent one time. Each director attended at least 75% of the total number of meetings of the Board and committees on which he served. Under Alon’s Corporate Governance Guidelines, each director is expected to devote the time necessary to appropriately discharge his or her responsibilities and to rigorously prepare for, and attend and participate in, Board meetings and meetings of Board committees on which he or she serves. Each Board member is expected to ensure that other commitments do not materially interfere with his or her service as a director of Alon.
     The age, principal occupation and certain other information for each director nominee are set forth below:
     David Wiessman, 52, has served as Executive Chairman of the Board of Directors of Alon since July 2000 and served as President and Chief Executive Officer of Alon from its formation in 2000 until May 2005. Mr. Wiessman has over 25 years of oil industry and marketing experience. Since 1994, Mr. Wiessman has been Chief Executive Officer, President and a director of Alon Israel Oil Company, Ltd., or Alon Israel. In 1992, Bielsol Investments (1987) Ltd. acquired a 50% interest in Alon Israel. In 1987, Mr. Wiessman became Chief Executive Officer of, and a stockholder in, Bielsol Investments (1987) Ltd. In 1976, after serving in the Israeli Air Force, he became Chief Executive Officer of Bielsol Ltd., a privately owned Israeli company that owns and operates gasoline stations and owns real estate in Israel. Mr. Wiessman is also Chairman of the Board of Directors of Blue Square-Israel, Ltd., which is listed on the New York Stock Exchange and the Tel Aviv Stock Exchange; Chairman of Blue Square Real Estate Ltd., which is listed on the Tel Aviv Stock Exchange; Acting Chairman of the Board of Directors of Blue Square Investments and Property Chain, Ltd., which is listed on the Tel Aviv Stock Exchange; and Chairman of the Board and President of Dor Alon Energy Israel (1988) Ltd, which is listed on the Tel Aviv Stock Exchange.
     Itzhak Bader, 61, has served as a director of Alon since August 2000. Mr. Bader has also served as Chairman of the Board of Directors of Alon Israel since 1993. He is Chairman of Granot Cooperative Regional Organization Corporation, a purchasing organization of the Kibbutz movement, a position he has held since 1995. In addition, he is also Chairman of Gat Givat Haim Agricultural Cooperative for Conservation of Agricultural Production Ltd., an Israeli beverage producer, a position he has held since 1999. Mr. Bader is also a director of Blue Square-Israel, Ltd., Blue Square Real Estate Ltd. and Blue Square Investments and Property Chain, Ltd.
     Boaz Biran, 43, has served as director of Alon since May 2002. Mr. Biran has been a director of Bielsol Investments (1987) Ltd. since 1998, and a partner in Shraga F. Biran & Co., a law firm in Israel, since 1999. Mr. Biran has also served as Chairman of the Board of Directors of Rosebud Medical Ltd., an investment company in Israel listed on the Tel Aviv Stock Exchange, since November 2003.
     Shaul Gliksberg, 45, has served as a director of Alon since December 2005. Mr. Gliksberg is Senior Vice President of Finance of Africa Israel Investments Ltd., an investment company in Israel listed on the Tel Aviv Stock Exchange, a position he has held since October 2005. From January 1998 to August 2005, Mr. Gliksberg served as the Chief Financial Officer of Tnuva Food Industries Ltd., the largest food company in Israel. He serves as the director of certain subsidiaries of Africa Israel Investments, Ltd. and Blue Square-Israel, Ltd.
     Ron W. Haddock, 66, has served as a director of Alon since December 2000. Mr. Haddock also served as a consultant to Alon and certain of its subsidiaries from September 2000 to May 2005. From December 1989 to July 2000, Mr. Haddock served as Chief Executive Officer of Fina, Inc. Mr. Haddock currently serves as the Chairman of the Board and Chief Executive Officer of Prisma Energy International, a Houston-based international energy corporation and successor to the international energy infrastructure business of Enron Corp. Mr. Haddock also serves as Chairman of the Board of Safety-Kleen Systems, Inc., a waste management, oil recycling and refining company; and as a director of Trinity Industries, Inc., a diversified transportation, industrial and construction company, and Adea Solutions, Inc., a high-tech personnel and consulting firm.
     Erez Meltzer, 49, has served as a director of Alon since August 2006 when he was appointed by the Board to fill a vacancy on the Board of Directors resulting from the resignation of Mr. Pinchas Cohen. Mr. Meltzer is the Chief Executive Officer of Africa Israel Investments Ltd., a position he has held since August 2006. From December 2001 to August 2006,

Mr. Meltzer served as the president and CEO of Netafim Ltd., an international company specializing in irrigation and agricultural water technologies. Mr. Meltzer is also a director of Alon Israel, Blue Square-Israel, Ltd. and Blue Square Real Estate Ltd.
     Jeff D. Morris, 55, has served as a director and as Alon’s President and Chief Executive Officer since May 2005 and has served as the President and Chief Executive Officer of Alon’s subsidiary, Alon USA, Inc., since its inception in August 2002 and of Alon’s other operating subsidiaries since July 2000. Prior to joining Alon, he held various positions at Fina, Inc., where he began his career in 1974. Mr. Morris served as Vice President of Fina’s SouthEastern Business Unit from 1998 to 2000 and as Vice President of its SouthWestern Business Unit from 1995 to 1998. In these capacities, he was responsible for both the Big Spring refinery and Fina’s Port Arthur refinery and had responsibility for crude gathering assets and marketing activities for both business units.
     Yeshayahu Pery, 73, has served as a director of Alon since August 2003. Mr. Pery has also served as a director of Alon Israel since 1997. He is Chairman of MIGAL INC., a technology institute in the biotechnology field, a position he has held since 1998. From 1997 until 2004, Mr. Pery served as Chairman and Chief Executive Officer of Galilee Cooperative Organization, a purchasing and finance organization of the Kibbutz movement. In addition, Mr. Pery served as Chairman of Agricultural Insurance Association and the Atudot pension fund between 1995 and 2004.
     Zalman Segal, 70, has served as a director of Alon since July 2005. Mr. Segal has served as Chairman of the board of directors of Bank Leumi Romania since August 2006. Mr. Segal served from 1989 through April 2006 as Vice Chairman of the board of directors of Bank Leumi USA and its subsidiary, Leumi Investment Services. Mr. Segal served from 1989 through 2004 as Chief Executive Officer and as director of Bank Leumi USA, where he was responsible for the commercial banking business of Bank Leumi USA in the Western Hemisphere.
     Avraham Shochat, 70, has served as a director of Alon since October 2005. From 1988 to January 2006 he served as a member of the Israeli Parliament, where he chaired or was a member of various committees including economics, finance, defense, foreign affairs and education. From 1992 to 1996 and 1999 to 2001, Mr. Shochat served as Israel’s Minister of Finance and from October 2000 to March 2001 as the country’s Minister of Infrastructure. Mr. Shochat also serves as a director of Israel Chemicals Ltd., a company engaged in the development, manufacture and marketing of fertilizers and industrial and performance products traded on the Tel Aviv Stock Exchange; and Bank Mizrahi Tefahot Ltd., Israel’s fourth largest bank traded on the Tel Aviv Stock Exchange, and Direct Insurance Financial Investments Ltd., an insurance company traded on the Tel Aviv Stock Exchange.
Independent Directors
     The Board has determined that Alon is a “controlled company” for the purposes of Section 303A of the New York Stock Exchange, or NYSE, Listed Company Manual because more than 50% of the voting power of Alon is held by Alon Israel. As such, Alon relies on exemptions from the provisions of Section 303A that would otherwise require it, among other things, to have a board of directors composed of a majority of independent directors. The Board has determined that each of Messrs. Segal, Haddock and Shochat is independent of Alon and its management within the meaning of the NYSE’s listing standards.
     Under the NYSE’s listing standards, a director will not be deemed independent unless the Board affirmatively determines that the director has no material relationship with Alon. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, the Board has determined that each of the independent directors named above has no material relationship with Alon, either directly or as a partner, stockholder or officer of an organization that has a relationship with Alon, and is therefore independent under the NYSE’s listing standards.
Committees of the Board
     The Board has standing Audit and Compensation Committees. As a controlled company, Alon relies on exemptions from the provisions of Section 303A of the NYSE Listed Company Manual that would otherwise require it, among other things, to have a Compensation Committee composed of independent directors and to have a Nominating and Corporate Governance Committee. Currently, Messrs. Segal, Haddock and Shochat serve on the Audit Committee, and Messrs. Morris and Wiessman serve on the Compensation Committee.

     As a controlled company, the Board does not believe that it is necessary to have a Nominating and Corporate Governance Committee or a committee performing the functions of this committee, and does not have such a committee or charter. The entire Board (including Messrs. Wiessman, Bader, Biran, Gliksberg, Meltzer, Morris and Pery, Alon’s non-independent directors) participates in the nomination of candidates for election to the Board. In accordance with Alon’s Corporate Governance Guidelines, the Board identifies individuals qualified to become Board members. In identifying candidates, the Board considers such factors as it deems appropriate, including the individual’s education, experience, reputation, judgment, skill, integrity, industry knowledge, the degree to which the individual’s qualities and attributes complement those of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.
     Audit Committee. The purposes of the Audit Committee are to assist the Board in its oversight of (i) the integrity of Alon’s financial statements, (ii) Alon’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of Alon’s internal audit function, and to prepare an audit committee report for inclusion in Alon’s annual proxy statement. The Audit Committee met six times during 2006. The Audit Committee Charter, which, among other things, sets forth the Audit Committee’s responsibilities, is available in the Corporate Governance section of Alon’s website (www.alonusa.com).
     The Audit Committee consists of Messrs. Segal, Haddock and Shochat. The Board has determined that (i) each of Messrs. Segal, Haddock and Shochat meets the audit committee independence criteria specified in Securities and Exchange Commission, or SEC, rules and the NYSE’s listing standards, (ii) each of Messrs. Segal, Haddock and Shochat has a basic understanding of finance and accounting and is able to read and understand fundamental financial statements, (iii) each of Messrs. Segal, Haddock and Shochat has accounting or related financial management expertise, and (iv) Mr. Segal, the Chairperson of the Audit Committee, is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K.
     Compensation Committee. The purpose of the Compensation Committee is to establish and administer Alon’s policies, programs and procedures for determining compensation for Alon’s executive officers and Board members. The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies and programs, including management development, incentive compensation and employee benefit programs. For further information, see “Compensation Discussion and Analysis” below. The Compensation Committee Charter, which, among other things, sets forth Compensation Committee’s responsibilities, is available in the Corporate Governance section of Alon’s website (www.alonusa.com).
     Messrs. Wiessman and Morris are members of the Compensation Committee. The Compensation Committee met three times during 2006.
Corporate Governance Guidelines, Code of Business Conduct and Ethics and Committee Charters
     The full texts of Alon’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, as well as the charters for the Audit Committee and Compensation Committee, are available in the Corporate Governance section of Alon’s website (www.alonusa.com). In addition, you may request a copy of any of these documents by writing to the Investor Relations Department of Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251. Alon intends to post any waivers of its Code of Business Conduct and Ethics (to the extent applicable to its directors or executive officers) at this location on its website.
Presiding Director
     The NYSE’s listing standards require Alon’s non-management directors to meet at regularly scheduled executive sessions without management. Alon’s non-management directors met three times in such executive sessions in 2006. Mr. Pery presided over each such session.
Communication With Directors
     Any stockholder or other interested party who wishes to communicate directly with the Board or any committee thereof, or any member or group of members of the Board or any committee thereof, may do so by writing to the Board or the applicable committee thereof (or one or more named individuals) in care of the Secretary of Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251. All communications received will be collected by the Secretary of Alon and forwarded to the appropriate director or directors.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL HOLDERS AND MANAGEMENT
     The following table presents information regarding the number of shares of Alon common stock beneficially owned as of March 1, 2007, by each of Alon’s directors, each executive officer of Alon named in the Summary Compensation Table, and all directors and executive officers of Alon as a group. In addition, the table presents information about each person known to Alon to beneficially own 5% or more of Alon’s outstanding common stock. Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the shares. The percentage of beneficial ownership is calculated on the basis of 46,806,443 shares of Alon common stock outstanding as of March 1, 2007.

Directors, Executive Officers and 5% Stockholders	Beneficial Share Ownership
	Number	Percent of
	of Shares	Outstanding Shares
Directors and Executive Officers
David Wiessman (1)	2,106,334	4.50%
Itzhak Bader	—	—
Boaz Biran	—	—
Shaul Gliksberg	—	—
Ron W. Haddock	14,638	*
Erez Meltzer	—	—
Jeff D. Morris (2)	100	*
Yeshayahu Pery	—	—
Zalman Segal	2,138	*
Avraham Shochat	751	*
Joseph A. Concienne III (2)	2,000	*
Harlin R. Dean	10,446	*
Joseph Israel	14,122	*
Shai Even	7,580	*
All directors and executive officers as a group (18 persons) (1)(2)	2,166,359	4.63%
Other 5% or more Stockholders
Alon Israel Oil Company, Ltd. (3)	33,831,015	72.28%

*	Indicates less than 1%

(1)	Includes: (a) a right to exchange a 2% ownership interest in Alon Israel held in trust by Eitan Shmueli, as trustee, of which Mr. Wiessman is the sole beneficiary, for a 2% ownership interest in certain subsidiaries of Alon Israel, including Alon, which if exercised in full as of the date of this Proxy Statement for Alon’s common stock would represent 936,129 shares; (b) 702,338 shares of Alon common stock held in trust by Eitan Shmueli, as trustee, of which Mr. Wiessman is the sole beneficiary; and (c) 467,867 shares of Alon common stock held by Mr. Wiessman.

(2)	Jeff D. Morris, Joseph A. Concienne, III and Claire A. Hart (an executive officer of Alon) each own shares of non-voting stock of Alon Assets, Inc., or Alon Assets, and Alon USA Operating, Inc., or Alon Operating. Alon Assets and Alon Operating are subsidiaries of Alon through which Alon conducts substantially all of its business. As of March 1, 2007, there were 201,090.1 shares of capital stock of Alon Assets outstanding and 75,512.3 shares of capital stock of Alon Operating outstanding. Messrs. Morris, Hart and Concienne each own shares of non-voting stock of Alon Assets and Alon Operating as set forth in the following table:

	Alon Assets		Alon Operating
	Non-voting	Percent of all	Non-voting	Percent of all
Name of Beneficial Owner	Common Stock	Common Stock	Common Stock	Common Stock
Jeff D. Morris	7,929.3	3.9%	2,977.6	3.9%
Claire A. Hart	1,982.2	1.0	744.3	1.0
Joseph A. Concienne	807.6	0.4	303.2	0.4

Total	10,719.1	5.3%	4,025.1	5.3%

The individuals named in the table above hold options to purchase an aggregate of 6,849.3 shares of Alon Assets and 2,572.3 shares of Alon Operating. Subject to the satisfaction of specified performance targets and certain acceleration events, these options vest in full by 2010 (assuming the continued employment of the individuals).

(3)	Alon Israel filed a Form 4 with the SEC on June 9, 2006 reporting that Alon Israel beneficially owned 33,831,015 shares of Alon common stock, of which it had sole investment and voting power over 33,600,000 shares and shared investment and voting power over 231,015 shares owned by Tabris Investments Inc. (a wholly-owned subsidiary of Alon Israel). The address of Alon Israel and Tabris is Europark (France Building), Kibbutz Yakum 60972, Israel.

As of March 1, 2007, Alon Israel had 8,415,613 ordinary shares outstanding, which were owned of record as follows:

		Percent of
	Number of	Outstanding
Record Holder	Shares	Shares
Bielsol Investments (1987) Ltd. (1)	3,131,375	37.21%
Africa Israel Trade & Agencies Ltd. (2)	2,200,428	26.14
Several Purchase Organizations of the Kibbutz Movement (3)	2,915,497	34.65
Mr. Eitan Shmueli, as trustee (4)	168,313	2.00

Total	8,415,613	100.00%

(1)	Bielsol Investments (1987) Ltd. is a privately held Israeli limited liability company that is beneficially owned (1) 80.0% by Shebug Ltd., an Israeli limited liability company that is wholly owned by the family of Shraga Biran, the father of Boaz Biran, one of Alon’s directors, and (2) 20.0% by David Wiessman, the Executive Chairman of Alon’s Board. The address of Bielsol Investments (1987) Ltd. is 1 Denmark St., Petak-Tivka, Israel.

(2)	Africa Israel Trade & Agencies Ltd. is an Israeli limited liability company that is a wholly-owned subsidiary of Africa Israel Investments Ltd., a publicly held Israeli limited liability company that is listed on the Tel Aviv Stock Exchange. Based on information available to us, Africa Israel Investments Ltd. is beneficially owned (1) 76.5% by Lev Leviev, an Israeli citizen, and (2) 23.5% by public shareholders. Messrs. Erez Meltzer and Shaul Gliksberg, each a director of Alon, are the Chief Executive Officer and Senior Vice President – Finance, respectively, of Africa Israel Investments Ltd. The address of Africa Israel Investments Ltd. is 4 Derech Hahoresh, Yahud, Israel.

(3)	The Kibbutz Movement is a combination of approximately 270 economic cooperatives, or purchase organizations, engaged in agriculture, industry and commerce in Israel. The shares of Alon Israel shown in the table above as owned by several purchase organizations of the Kibbutz Movement are owned of record by nine such purchase organizations. Each of the purchase organizations that owns of record 5% or more of the outstanding shares of Alon Israel is shown on the following table:

		Percent of
	Number of	Outstanding
Purchase Organization	Shares	Shares
Granot Cooperative Regional Organization Corporation	505,172	6.0%
Mishkey Emek Hayarden Ltd.	489,012	5.8
Miskey Hanegev Export Ltd.	476,209	5.7
Itzhak Bader, one of Alon’s directors, is Chairman of Granot Cooperative Regional Organization Corporation.

The purchase organizations of the Kibbutz Movement have granted to Delek Holdings (Established by the Kibbutz Organizations) Ltd., or Delek Holdings, an irrevocable power of attorney to vote all of the shares of Alon Israel held by such purchase organizations. Delek Holdings is an Israeli limited liability company that is owned by nine organizations of the Kibbutz Movement, some of which are also stockholders of Alon Israel. One of Alon’s directors, Mr. Bader, is Chairman of Delek Holdings. The address of Delek Holdings is Derech Lod 298 Shalem Ranch, Tel Aviv, Israel.
(4)	The shares of Alon Israel held by Mr. Eitan Shmueli are held by him as trustee of a trust which David Wiessman, the Executive Chairman of Alon’s Board, is the sole beneficiary. These shares are treated as non-voting shares.
Bielsol Investments (1987) Ltd., Africa Israel Trade & Agencies Ltd., the purchase organizations of the Kibbutz Movement and Delek Holdings are parties to a shareholders agreement. Under that agreement:
•	Certain major decisions made by Alon Israel require the approval of more than 75.0% of the voting interests in Alon Israel or of more than 75% of the board of directors of Alon Israel, as applicable. The provisions of the shareholders agreement relating to approval of major transactions involving Alon Israel also apply to approval of major transactions involving significant subsidiaries of Alon Israel, including Alon.

•	The number of directors of Alon Israel must be between three and 12, with each 8.0% of the shares of Alon Israel entitling the holder thereof to elect one director. This provision currently allows Bielsol Investments (1987) Ltd. to elect four directors, Africa Israel Trade & Agencies Ltd. to elect three directors, and the purchase organizations of the Kibbutz Movement to elect four directors.

•	There are various rights of first refusal among the shareholders who are party to the agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and regulations of the SEC thereunder require Alon’s executive officers and directors and persons who own more than ten percent of Alon’s common stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes in ownership with the SEC. Executive officers, directors and persons owning more than ten percent of Alon’s common stock are required by SEC regulations to furnish Alon with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required for those persons, Alon believes that, during the year ended December 31, 2006, all filing requirements applicable to its executive officers, directors and owners of more than ten percent of Alon’s common stock were satisfied.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
     The Compensation Discussion and Analysis provides a description of the objectives of Alon’s executive compensation policies, a description of the Compensation Committee and a discussion of the material elements of the compensation of each of the executive officers listed below, who are referred to as Alon’s named executive officers:

Name	Title
Jeff D. Morris	President and Chief Executive Officer

Shai Even	Vice President, Chief Financial Officer and Treasurer

Joseph A. Concienne	Senior Vice President of Refining and Transportation

Harlin R. Dean	Vice President, General Counsel and Secretary

Joseph Israel	Vice President of Mergers and Acquisitions
Objectives of Compensation Policies
     The objectives of Alon’s compensation policies are to attract, motivate and retain qualified management and personnel who are highly talented while ensuring that executive officers and other employees are compensated in a manner that advances both the short and long-term interests of stockholders. In pursuing these objectives, the Compensation Committee believes that compensation should reward executive officers and other employees for both their personal performance and Alon’s performance. In determining compensation levels for Alon’s executive officers, the Compensation Committee considers the scope of an individual’s responsibilities, external competitiveness of total compensation, an individual’s performance, prior experience and current and prior compensation, the performance of Alon and the attainment of financial and strategic objectives.
     Alon’s management provides compensation recommendations to the Compensation Committee; however, the final determination of a compensation package (other than annual bonuses under the Annual Incentive Cash Bonus Plan and Annual 10% Bonus Plan) is made solely by the Compensation Committee. Alon does not currently engage any consultants relating to executive and/or director compensation practices. The Compensation Committee may consider the compensation practices of other companies when making a determination; however, Alon does not benchmark its compensation packages to any particular company or group of companies.
Compensation Program Elements
     Alon compensates its employees and named executive officers through a combination of base salary, annual bonuses and awards granted pursuant to the Alon USA Energy, Inc. 2005 Incentive Compensation Plan, or the 2005 Incentive Compensation Plan. The Compensation Committee considers each element of Alon’s overall compensation program applicable to an employee or named executive officer when making any decision affecting that employee’s or named executive officer’s compensation. The particular elements of Alon’s compensation program are explained below.

     Base Salaries. Base salary levels are designed to attract and retain highly qualified individuals. In establishing salary levels, the Compensation Committee takes into account the scope of an individual’s responsibilities and experience and makes a subjective assessment of the nature of each individual’s performance and contribution to Alon. The Compensation Committee may also consider available information on prevailing compensation levels for executive-level employees at comparable companies in Alon’s industry, taking into account comparable companies within the refining industry. Base salaries are reviewed annually and adjustments are made based primarily on the individual’s performance in the prior annual period. The 2006 salaries of the most highly compensated executive officers of Alon are included in “Executive Compensation – Summary Compensation Table.”
     During 2006, Messrs. Even, Concienne, Dean and Israel received a base salary increase as a result of the Compensation Committee’s annual review process. Base salaries for Alon’s named executive officers in 2006 and the amount of base salary increase from 2005 were as follows:

	Amount of Base Salary
Name	Increase from 2005	2006 Base Salary
Jeff D. Morris	—	$289,675

Shai Even	$28,181	$210,081

Joseph A. Concienne	$7,546	$182,546

Harlin R. Dean	$32,235	$282,935

Joseph Israel	$9,165	$192,465
     Annual Bonuses. Alon’s refining and marketing employees, including Alon’s named executive officers, are eligible to participate in two bonus plans as described below. Executive officers and key employees may be awarded bonuses outside these plans based on individual performance and contributions.
          Annual Incentive Cash Bonus Plan. Bonuses paid under Alon’s Annual Incentive Cash Bonus Plan are typically distributed to eligible employees in the first quarter of each year based on the previous year’s performance. Each bonus payment is based 75% on meeting or exceeding financial objectives and 25% on meeting or exceeding safety and environmental objectives and the final bonus payment is subject to review and approval by the Board. The bonus pool used to pay these bonuses is funded on a calendar basis and starts over at zero after each calendar year. This fund consists of one-third of Alon’s after-tax cash flow, after all planned capital expenditures and certain principal and interest payments under Alon’s indebtedness have been made. The funds available for total bonus payments under this plan are capped at $4.0 million per year. Fines for environmental or safety violations are deducted from the bonus pool. The Compensation Committee believes that Alon’s Annual Incentive Cash Bonus Plan provides motivation for the eligible employees and named executive officers to attain Alon’s financial, safety and environmental objectives which are designed to benefit Alon on both a short-term and long-term basis. The bonus targets for Alon’s named executive officers under Alon’s Annual Incentive Cash Bonus Plan range from 50% to 100% of the respective executive officer’s base salary.
          Annual 10% Bonus Plan. Bonuses paid under the Annual 10% Bonus Plan are distributed to Alon’s non-union refining and marketing employees in the second quarter of each year based on the previous year’s performance. Each participating employee is eligible to receive a bonus up to a maximum of 10% of his or her salary under the plan. Each participating employee is eligible to receive a bonus amount equal to 40% of the maximum bonus if Alon meets or is below its fixed costs operating budget. Each refinery employee is eligible to receive a bonus amount equal to 30% of the maximum bonus if certain refining margins are achieved. Each non-refinery employee is eligible to receive a bonus amount equal to 30% of the maximum bonus if certain wholesale marketing margins are achieved. All participating employees are eligible to receive a bonus amount of up to 30% of the maximum bonus at the discretion of senior management. The Compensation Committee believes that the Annual 10% Bonus Plan promotes the most efficient use of Alon’s assets and rewards the eligible employees for their efforts in that regard.
     2005 Incentive Compensation Plan. In July 2005, the Board and stockholders approved the 2005 Incentive Compensation Plan. Following Alon’s initial public offering in July 2005, the 2005 Incentive Compensation Plan was submitted to and approved by Alon’s stockholders at Alon’s 2006 annual meeting of stockholders. Alon’s 2005 Incentive Compensation Plan is a component of Alon’s overall executive incentive compensation program. The 2005 Incentive Compensation Plan permits the granting of awards in the form of options to purchase common stock, stock appreciation rights, restricted shares of common stock, restricted stock units, performance shares, performance units and senior executive plan bonuses to Alon’s directors, officers and key employees. The Compensation Committee believes that the grant of options and similar equity-based awards aligns executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return. The grant of restricted shares of common stock and similar equity-based awards also allows Alon’s directors, officers and key employees to develop and maintain a long-term ownership position in Alon.
     The 2005 Incentive Compensation Plan is currently administered, in the case of awards to participants subject to Section 16 of the Securities Exchange Act, by the Board and, in all other cases, by the Compensation Committee. Subject to the terms of the 2005 Incentive Compensation Plan, the Compensation Committee and the Board have the full authority to select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the 2005 Incentive Compensation Plan. Awards may be made under the 2005 Incentive Compensation Plan to eligible directors, officers and employees of Alon and its subsidiaries, provided that awards qualifying as incentive stock options, as defined under the Internal Revenue Code of 1986, as amended, or the Code, may be granted only to employees.
     Option Plans. At August 1, 2000, the board of directors of each of Alon Operating and Alon Assets adopted a stock option plan (collectively, the “Option Plans”) which were approved by the stockholders of Alon Operating and Alon Assets in June 2001. The Option Plans authorized grants of options to purchase up to 16,154 shares of Alon Assets and 6,066 shares of Alon Operating. No further options may be granted under the Option Plans. All stock options granted under the Option Plans had ten-year terms. Each year a portion of the options are subject to accelerated vesting and become fully exercisable if Alon achieves certain financial performance and debt service criteria. Upon exercise, Alon will reimburse the option holder for the exercise price of the shares and under certain circumstances the related federal and state taxes (gross up-liability).
     Perquisites. During 2006, Messrs. Morris, Even and Israel received vehicle allowances. Alon’s use of perquisites as an element of compensation is limited in scope and amount. Alon does not view perquisites as a significant element of compensation but does believe that in certain circumstances they can be used in conjunction with base salary to attract, motivate and retain qualified management and personnel in a competitive environment.
     Retirement Benefits. Retirement benefits to Alon’s senior management, including Alon’s named executive officers, are currently provided through Alon’s 401(k) plan and the Alon USA GP, LLC Pension Plan, which are available to most Alon employees, and the Benefits Restoration Plan, which provides additional pension benefits to Alon’s highly compensated employees. The Alon USA GP, LLC Pension Plan and Benefits Restoration Plan are discussed more fully below in the “2006 Pension Benefits” table included in this Proxy Statement.
Employment Agreements
     As discussed more fully below in “Employment Agreements and Change of Control Arrangements,” Alon has entered into employee agreement with Messrs. Morris, Even, Concienne, Dean and Israel. Alon’s decision to enter into employment agreement and the terms of those agreement were based on the facts and circumstances at the time and an analysis of competitive market practices.
Methodology of Establishing Compensation Packages
     The Compensation Committee does not adhere to any specified formula for determining the apportionment of executive compensation between cash and non-cash awards. The Compensation Committee attempts to design each compensation package to provide incentive to achieve Alon’s performance objectives, appropriately compensate individuals for their experience and contributions and secure the retention of qualified employees. This is accomplished through a combination of the compensation program elements and, in certain instances, through specific incentives not generally available to Alon employees.
Chief Executive Officer Compensation
     The annual compensation of Alon’s Chief Executive Officer, Jeff D. Morris, is determined by Mr. Wiessman in consultation with the Board based on the compensation principles and programs described above. In establishing Mr. Morris’ annual compensation, Mr. Morris’ stock ownership and eligibility for equity awards in Alon Assets and Alon Operating, two subsidiaries of Alon, are taken into account. These awards were granted to Mr. Morris in August 2000 in consideration of Mr. Morris’ role in the formation of Alon and are described in footnote 2 to the “Security Ownership of Certain Beneficial Holders and Management” table included in this Proxy Statement.

     All cash compensation paid to Mr. Morris in 2006 is reflected in the Summary Compensation Table set forth in this Proxy Statement. Mr. Morris did not receive grants or other awards under Alon’s 2005 Incentive Compensation Plan in 2006.
Stock Ownership Policy
     Alon does not require its directors or executive officers to own shares of Alon stock.
Section 162(m)
     Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that may be deducted by Alon in any one year with respect to the Chief Executive Officer and the other four most highly compensated individuals who are executive officers as of the end of the year. This deduction limitation, however, does not apply to certain “performance based” compensation. The Board does not currently intend to award levels of non-performance based compensation that would result in a limitation on the deductibility of a portion of such compensation for federal income tax purposes; however, the Board may authorize compensation that results in such limitations in the future if it determines that such compensation is in the best interest of Alon and its stockholders.

Summary Compensation Table
     The following table provides a summary of the compensation awarded to, earned by or paid to Messrs. Morris and Even, Alon’s principal executive officer (PEO) and principal financial officer (PFO), and Messrs. Concienne, Dean and Israel, Alon’s three other most highly compensated executive officers. Alon refers to these individuals as its named executive officers.
2006 SUMMARY COMPENSATION TABLE

								Change in
								Pension Value
								and
								Nonqualified
							Non-Equity	Deferred	All Other
						Option	Incentive Plan	Compensation	Compensa-
		Salary	Bonus	Stock Awards		Awards	Compensation	Earnings	tion		Total
Name and Principal Position	Year	($)	($)	($)		($) (1)	($) (2)	($) (3)	($)		($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)		(j)
Jeff D. Morris	2006	$289,675	—	—		$230,780	$8,691	$491,784	$71,320	(4)	$1,092,250
President and Chief Executive
Officer (PEO)

Shai Even	2006	210,081	$175,068	$106,281	(5)	—	5,410	18,713	33,387	(6)	548,940
Vice President, Chief
Financial Officer and
Treasurer (PFO)

Joseph A. Concienne	2006	182,546	—	—		1,752,380	5,190	75,658	21,689	(7)	2,037,463
Senior Vice President of Refining and Transportation

Harlin R. Dean	2006	282,935	170,252	146,505	(8)	—	557,866	59,006	44,998	(9)	1,261,562
Vice President, General
Counsel and Secretary

Joseph Israel	2006	192,465	242,195	131,293	(10)	—	5,446	30,617	33,971	(11)	635,987
Vice President of Mergers and Acquisitions

(1)	Pursuant to the Option Plans, Messrs. Morris and Concienne hold (a) 4,510.3 and 1,211.6 unexercised options to purchase shares of Alon Assets, respectively, and (b) 1,693.8 and 455.0 unexercised options to purchase shares of Alon Operating, respectively, none of which are currently vested and exercisable. This column reflects the value of the awards based on the compensation cost of the award with respect to Alon’s 2006 fiscal year computed in accordance with Financial Accounting Standards Board No. 123 (revised 2004), Shares-Based Payment, which we refer to as SFAS No. 123R. The compensation cost of the option awards is based on the intrinsic value of the shares of Alon Assets and Alon Operating subject to the options which we determined through an analysis of the two companies’ respective cash flows. See also Note 19 to Alon’s 2006 audited financial statements contained in Alon’s annual report on Form 10-K.

The amounts in the this column also include $111,100 and $27,770 of cash payments made on behalf of Messrs. Morris and Concienne, respectively, under the Option Plans for reimbursement of the exercise price of options to purchase shares of Alon Assets and Alon Operating exercised during the 2006 fiscal year. Amounts received as reimbursement of the related tax obligations are set forth under the “All Other Compensation” column to this Summary Compensation Table.

(2)	This amounts shown in this column reflect earnings by the named executive officers (other than Mr. Dean) during the 2006 fiscal year under Alon’s Annual 10% Bonus Plan. With respect to Mr. Dean, the amount reflects aggregate earnings by Mr. Dean during the 2006 fiscal year under (a) Alon’s Annual 10% Bonus Plan ($7,461), and (b) the Amended and Restated Management Employment Agreement, dated August 9, 2006, between Mr. Dean and Alon USA GP, LLC, whereby Mr. Dean is entitled to an incentive bonus under the 2005 Incentive Compensation Plan upon Alon’s consummation of certain business transactions ($550,405).

The amounts shown in this column do not include bonus payments made to the named executive officers during the 2006 fiscal year that were based on Alon’s performance in the 2005 fiscal year under Alon’s Annual Incentive Cash Bonus Plan. The amounts of such bonuses for each of the named executive officers were as follows: Messrs. Morris ($249,533); Even ($71,688); Concienne ($148,850); Dean ($214,167); and Israel ($78,124). The amount of bonuses to be paid under Alon’s Annual Incentive Cash Bonus Plan to the named executive officers as a result of Alon’s performance in 2006, if any, cannot presently be determined. It is estimated that such determination will be made in April 2007, at which time the bonus amounts will be disclosed by Alon in a Current Report on Form 8-K.

(3)	Reflects the aggregate change in actuarial present value of the named executive officer’s accumulated benefit under the Alon USA GP, LLC Pension Plan and Benefits Restoration Plan calculated by (a) assuming mortality according to RP-2000 Combined Mortality Table published by the Society of Actuaries and (b) applying a discount rate of 6.0% per annum to determine the actuarial present value of the accumulated benefit at December 31, 2005 and a discount rate of 5.75% per annum to determine the actuarial present value of the accumulated benefit at December 31, 2006.

(4)	Reflects a car allowance of $11,498 and aggregate tax gross-up payments of $59,822 made in connection with the vesting and exercise of options to purchase shares of Alon Assets and Alon Operating under the Option Plans.

(5)	Pursuant to the 2005 Incentive Compensation Plan, Mr. Even was awarded 11,369 restricted shares of common stock on November 7, 2005, which shares vest in equal installments on the first three anniversaries of the date of grant and of which 7,580 shares are unvested as of December 31, 2006. This column reflects the value of the awards based on the compensation cost of the award with respect to Alon’s 2006 fiscal year computed in accordance with SFAS No. 123R. The compensation cost associated with the restricted stock awards is based on the intrinsic value for such shares which we determined by reference to the trading price of Alon common stock at the time such restricted shares of common stock were granted. See also Note 19 to Alon’s 2006 audited financial statements contained in Alon’s annual report on Form 10-K.

(6)	Reflects a tax gross-up payment of $32,643 made to Mr. Even in connection with the vesting of shares of Alon common stock under the 2005 Incentive Compensation Plan.

(7)	Reflects aggregate tax gross-up payments of $21,689 made in connection with the vesting and exercise of options to purchase shares of Alon Assets and Alon Operating under the Option Plans.

(8)	Pursuant to the 2005 Incentive Compensation Plan, Mr. Dean was awarded 15,669 restricted shares of common stock on November 7, 2005, which shares vest in equal installments on the first three anniversaries of the date of grant and of which 7,580 shares are unvested as of December 31, 2006. This column reflects the value of the awards based on the compensation cost of the award with respect to Alon’s 2006 fiscal year computed in accordance with SFAS No. 123R. The compensation cost associated with the restricted stock awards is based on the intrinsic value for such shares which we determined by reference to the trading price of Alon common stock at the time such restricted shares of common stock were granted. See also Note 19 to Alon’s 2006 audited financial statements contained in Alon’s annual report on Form 10-K.

(9)	Reflects a tax gross-up payment of $44,998 made to Mr. Dean in connection with the vesting of shares of Alon common stock under the 2005 Incentive Compensation Plan.

(10)	Pursuant to the 2005 Incentive Compensation Plan, Mr. Israel was awarded (a) 2,666 restricted shares of common stock awarded on August 17, 2005, which shares vest in equal installments on the first three anniversaries of the date of grant and of which 1,786 shares are unvested as of December 31, 2006, and (b) 11,456 restricted shares of common stock awarded on November 7, 2005, which shares vest in equal installments on the first three anniversaries of the date of grant and of which 7,676 shares are unvested as of December 31, 2006. This column reflects the value of the awards based on the compensation cost of the award with respect to Alon’s 2006 fiscal year computed in accordance with SFAS No. 123R. The compensation cost associated with the restricted stock awards is based on the intrinsic value for such shares which we determined by reference to the trading price of Alon common stock at the time such restricted shares of common stock were granted. See also Note 19 to Alon’s 2006 audited financial statements contained in Alon’s annual report on
Form 10-K.

(11)	Reflects a tax gross-up payment of $32,643 made to Mr. Israel in connection with the vesting of shares of Alon common stock under the 2005 Incentive Compensation Plan.
Grants of Plan-Based Awards
     There were no grants made to any of the named executive officers under any of Alon’s incentive compensation plans in the most recently completed fiscal year.
Employment Agreements and Change of Control Arrangements
     Jeff D. Morris. Alon is party to an Executive Employment Agreement with Jeff Morris which provides for Mr. Morris to serve as Alon’s President and Chief Executive Officer through April 30, 2010 and which automatically renews for one-year terms unless terminated by either party. Mr. Morris currently receives a base salary of $289,674 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Morris is entitled to participate in Alon’s annual cash bonus plans, pension plan and benefits restoration plan and the Option Plans. Additionally, Alon is required to provide Mr. Morris with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Morris is subject to a covenant not to compete during the term of his employment and for nine months after the date of his termination. This agreement also prohibits Mr. Morris from disclosing Alon’s proprietary information received through his employment.
     In the event of a change in control of Alon Assets or Alon Operating in which the equity securities owned by Mr. Morris in Alon Assets or Alon Operating (whether actually or contingently owned) are included which occurs either (i) prior to the earlier of July 31, 2010 or the date of vesting of Mr. Morris’ shares of common stock of Alon Assets and Alon Operating or (ii) after the termination of Mr. Morris’ employment by us without cause or by Mr. Morris for good reason, Mr. Morris is entitled to receive a cash bonus in the amount of 8% of the amount by which the aggregate implied equity value of Alon Assets and Alon Operating exceeds $20.0 million. The percentage due to Mr. Morris is subject to adjustment based on the number of shares of common stock owned by Mr. Morris that vest prior to any change of control transaction, and the implied equity value of Alon Assets or Alon Operating, as the case may be, is subject to a minimum estimated value based on the year in which the change of control occurs.
     Shai Even. Alon is a party to an Executive Employment Agreement with Shai Even which provides for Mr. Even to serve as Vice President, Chief Financial Officer and Treasurer through August 1, 2006, and which automatically renews for one-year terms unless terminated by either party. Mr. Even currently receives a base salary of $225,000 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Even is entitled to participate in Alon’s annual cash bonus plans, pension plan and benefits restoration plan and the Option Plans. Additionally, Alon is required to provide Mr. Even with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Even is subject to a covenant not to compete during the term of his employment and for nine months after the date of his termination. In the event that Mr. Even is terminated without Cause (as defined in the agreement) or resigns for Good Reason (as defined in the agreement), he will be entitled to receive a severance payment equal to three months’ base salary. This agreement also prohibits Mr. Even from disclosing Alon’s proprietary information received through his employment.
     Joseph A. Concienne. Alon is party to an Executive Employment Agreement with Joseph Concienne which provides for Mr. Concienne to serve as Senior Vice President of Refining and Transportation through April 30, 2010 and which automatically renews for one-year terms unless terminated by either party. Mr. Concienne currently receives a base salary of $200,000 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Concienne is entitled to participate in Alon’s annual cash bonus plans, pension plan and benefits restoration plan and the Option Plans. Additionally, Alon is required to provide Mr. Concienne with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Concienne is subject to a covenant not to compete during the term of his employment and for nine months after the date of his termination. In the event that Mr. Morris is terminated without Cause (as defined in the agreement) or resigns for Good Reason (as defined in the agreement), he will be entitled to receive a severance payment equal to nine months’ base salary. This agreement also prohibits Mr. Concienne from disclosing Alon’s proprietary information received through his employment.
     Harlin R. Dean. Alon is party to a Management Employment Agreement with Harlin Dean which provides for Mr. Dean to serve as Alon’s Vice President, General Counsel and Secretary through April 30, 2010 and which automatically renews for one-year terms unless terminated by either party. Mr. Dean currently receives a base salary of $300,000 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Dean is entitled to participate in Alon’s annual cash bonus plans, pension plan and benefits restoration plan. Mr. Dean is also entitled to receive, upon the consummation of any merger, acquisition, disposition or financing transaction led by Mr. Dean, an incentive bonus under the Alon USA Energy, Inc. 2005 Incentive Compensation Plan. The amount of such bonus will be equal to one-tenth of one percent of the total consideration paid or received by the Company and its affiliates in such transaction; provided that such bonus or bonuses shall not be less than $50,000 in the aggregate in any fiscal year. Additionally, Alon is required to provide Mr. Dean with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Dean is subject to a covenant not to compete during the term of his employment and for nine months after the date of his termination. In the event that Mr. Dean is terminated without Cause (as defined in the agreement) or resigns for Good Reason (as defined in the agreement), he will be entitled to receive a severance payment equal to nine months’ base salary. This agreement also prohibits Mr. Dean from disclosing Alon’s proprietary information received through his employment.
     Joseph Israel. Alon is party to a Management Employment Agreement with Joseph Israel which provides for Mr. Israel to serve as Alon’s Vice President of Mergers and Acquisitions through April 30, 2010 and which automatically renews for one-year terms unless terminated by either party. Mr. Israel currently receives a base salary of $210,000 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Israel is entitled to participate in Alon’s annual cash bonus plans, pension plan and benefits restoration plan. Additionally, Alon is required to provide Mr. Israel with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Israel is subject to a covenant not to compete during the term of his employment and for nine months after the date of his termination. In the event that Mr. Israel is terminated without Cause (as defined in the agreement) or resigns for Good Reason (as defined in the agreement), he will be entitled to receive a severance payment equal to 9 months’ base salary. This agreement also prohibits Mr. Israel from disclosing Alon’s proprietary information received through his employment.
Outstanding Equity Awards at Fiscal Year-End
     The following table provides a summary of equity awards to Alon’s named executive officers that were outstanding at the end of Alon’s last completed fiscal year, and includes, if applicable, any unexercised options, stock that has not vested and equity incentive plan awards.
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	Option Awards					Stock Awards
Equity
Incentive
								Equity	Plan
								Incentive	Awards:
			Equity					Plan	Market or
			Incentive					Awards:	Payout
			Plan				Market	Number of	Value of
			Awards:			Number	Value of	Unearned	Unearned
	Number of	Number of	Number of			of Shares	Shares or	Shares,	Shares,
	Securities	Securities	Securities			or Units	Units of	Units or	Units or
	Underlying	Underlying	Underlying			of Stock	Stock	Other	Other
	Unexercised	Unexercised	Unexercised	Option		That	That	Rights	Rights
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	That Have	That Have
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#) (1)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Jeff D. Morris	—	—	—	—	—	—	—	—	—
President and Chief Executive
Officer (PEO) (2)

Shai Even	—	—	—	—	—	7,580	$199,430 (3)	—	—
Vice President, Chief Financial
Officer and Treasurer (PFO)

Joseph A. Concienne		—	—	—	—	—	—	—	—
Senior Vice President of Refining
and Transportation (4)

Harlin R. Dean	—	—	—	—	—	10,446	274,834 (5)	—	—
Vice President, General Counsel and
Secretary

Joseph Israel	—	—	—	—	—	9,414	226,358 (6)	—	—
Vice President of Mergers and
Acquisitions

(1)	Reflects the vested number of shares of restricted stock received by Alon’s named executive officers pursuant to awards granted under the 2005 Incentive Compensation Plan. To the extent dividends are declared on Alon’s common stock, dividends will be paid on the restricted stock granted pursuant to these awards.

(2)	Pursuant to the Alon Assets Option Plan, Mr. Morris holds 4,510.3 unexercised options to purchase shares of Alon Assets, none of which are currently vested and exercisable. These options have an exercise price of $100 per share and a ten-year term. Pursuant to the Alon Operating Option Plan, Mr. Morris holds 1,693.8 unexercised options to purchase shares of Alon Operating, none of which are currently vested and exercisable. These options have an exercise price of $100 per share and a ten-year term. The options granted under the Option Plans are not reflected in the above table. Pursuant to the Option Plans, a determination as to the satisfaction of the conditions to the vesting of these options cannot be made at this time.

(3)	Reflects the aggregate market value of 7,580 shares of restricted stock determined based on a per share price of $26.31, the reported closing price for Alon’s common stock on the NYSE on December 29, 2006, which was the last trading day of 2006. These shares vest in equal installments of 3,790 shares on each of November 7, 2007 and November 7, 2008.

(4)	Pursuant to the Alon Assets Option Plan, Mr. Concienne holds 1,211.6 unexercised options to purchase shares of Alon Assets, none of which are currently vested and exercisable. These options have an exercise price of $100 per share and a ten-year term. Pursuant to the Alon Operating Stock Option Plan, Mr. Concienne holds 455.0 unexercised options to purchase shares of Alon Operating, none of which are currently vested and exercisable. These options have an exercise price of $100 per share and a ten-year term. The options granted under the Option Plans are not reflected in the above table. Pursuant to the Option Plans, a determination as to the satisfaction of the conditions to the vesting of these options cannot be made at this time.

(5)	Reflects the aggregate market value of 10,446 shares of restricted stock determined based on a per share price of $26.31, the reported closing price for Alon’s common stock on the NYSE on December 29, 2006, which was the last trading day of 2006. These shares vest in equal installments of 5,223 shares on each of November 7, 2007 and November 7, 2008.

(6)	Reflects the aggregate market value of (a) 1,777 shares of restricted stock determined based on a per share price of $26.31, the reported closing price for Alon’s common stock on the NYSE on December 29, 2006, which was the last trading day of 2006, less the $12.00 per share purchase price paid by Mr. Israel on the date of grant, and (b) 7,637 shares of restricted stock determined based on a per share price of $26.31, the reported closing price for Alon’s common stock on the NYSE on December 29, 2006, which was the last trading day of 2006. The 1,777 shares vest in equal installments on each of August 17, 2007 and August 17, 2008. The 7,637 shares vest in equal installments on each of November 7, 2007 and November 7, 2008.
Option Exercises and Stock Vested
     The following table provides a summary of each vesting of stock, including restricted stock, restricted stock units and similar instruments, during Alon’s last completed fiscal year for each of the named executive officers on an aggregated basis. During the fiscal year ended December 31, 2006 and except as described in note 1 to the table below, there were no exercises of stock options, SARs or similar instruments.
2006 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
			Number of Shares
	Number of Shares	Value Realized on	Acquired	Value Realized on
	Acquired on Exercise	Exercise	on Vesting	Vesting
Name	(#)	($) (1)	(#) (2)	($)
(a)	(b)	(c)	(d)	(e)
Jeff D. Morris	—	$230,780	—	—
President and Chief
Executive Officer (PEO)

Shai Even	—	—	3,789	$106,281 (3)
Vice President, Chief Financial
Officer and Treasurer (PFO)

Joseph A. Concienne	—	1,752,380	—	—
Senior Vice President of Refining
and Transportation

Harlin R. Dean	—	—	5,223	146,505 (4)
Vice President, General Counsel
and Secretary

Joseph Israel	—	—	4,708	131,348 (5)
Vice President of Mergers and
Acquisitions

(1)	Pursuant to the Option Plans, Mr. Morris exercised options to purchase 807.7 and 303.3 shares of Alon Assets and Alon Operating, respectively, during 2006. Pursuant to the Option Plans, Mr. Concienne exercised options to purchase 201.9 and 75.8 shares of Alon Assets and Alon Operating, respectively, during 2006. Each option to purchase a share of Alon Assets and Alon Operating has an exercise price of $100. Because there is no public market for these shares, the value provided in the table above reflects the compensation expense recognized by Alon during 2006 in respect of these options.

(2)	Reflects the number of shares of restricted common stock received by Alon’s named executive officers pursuant to awards granted under Alon’s 2005 Incentive Compensation Plan vesting during the fiscal year ended December 31, 2006.

(3)	Reflects the aggregate market value of 3,789 shares of restricted common stock determined based on a per share price of $28.05, the reported closing price for Alon’s common stock on the NYSE on November 7, 2006, the date on which such shares of restricted common stock vested.

(4)	Reflects the aggregate market value of 5,223 shares of restricted common stock determined based on a per share price of $28.05, the reported closing price for Alon’s common stock on the NYSE on November 7, 2006, the date on which such shares of restricted common stock vested.

(5)	Reflects the aggregate market value of (a) 889 shares of restricted common stock determined based on a per share price of $39.25, the reported closing price for Alon’s common stock on the NYSE on August 17, 2006, the date on which such shares of restricted common stock vested, less the $12.00 per share purchase price paid by Mr. Israel on the date of grant and (b) 3,819 shares determined based on a per share price of $28.05, the reported closing price for Alon’s common stock on the NYSE on November 7, 2006, the date on which such shares of restricted common stock vested.
Pension Benefits
     The following table provides a summary of each plan that provides for payments or other benefits at, following, or in connection with retirement, for each of the named executive officers as of December 31, 2006.
2006 PENSION BENEFITS

		Number of Years	Present
		Credited	Value of Accumulated	Payments During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Jeff D. Morris	Alon USA GP, LLC	32.7	$926,763	0
President and Chief Executive	Pension Plan
Officer (PEO)
	Benefits Restoration Plan		1,474,680

Shai Even	Alon USA GP, LLC	3.4	31,382	0
Vice President, Chief Financial	Pension Plan
Officer and Treasurer (PFO)
	Benefits Restoration Plan		3,815

Joseph A. Concienne	Alon USA GP, LLC	5.8	167,330	0
Senior Vice President of Refining	Pension Plan
and Transportation
	Benefits Restoration Plan		52,813

Harlin R. Dean	Alon USA GP, LLC	4.3	52,592	0
Vice President, General Counsel	Pension Plan
and Secretary
	Benefits Restoration Plan		55,020

Joseph Israel	Alon USA GP, LLC	6.3	57,335	0
Vice President of Mergers and	Pension Plan
Acquisitions
	Benefits Restoration Plan		12,131
     Employees who participate in the Alon USA GP, LLC Pension Plan, referred to as the pension plan, make no contributions to the pension plan. A participating employee becomes vested in the pension plan once that employee has completed five full years of employment, assuming a minimum of 1,000 hours of service per year. After becoming vested, a participating employee has a non-forfeitable right to his vested retirement benefit. A participant’s compensation for purposes of determining benefits under the pension plan includes salary, bonus and overtime pay. The bonus amount does not include bonuses paid to Alon’s executives in connection with the option plans of Alon Assets or Alon Operating. The normal retirement age under the pension plan is 65.
     Alon also provides additional pension benefits to Alon’s highly compensated employees through Alon’s benefits restoration plan. If an employee is a participant in Alon’s pension plan and is subject to the limitation on compensation pursuant to Section 401(a)(17) or 415 of the Code, then the employee can participate in the benefits restoration plan and is eligible for a benefit equal to the benefit that would be payable under Alon’s pension plan but for the limitations on compensation less the benefit actually payable under Alon’s pension plan. The benefits restoration plan is unfunded and vests on the same schedule as Alon’s pension plan.
     For purposes of the pension plan, Mr. Morris was credited with additional years of service based on his employment history with Atofina Petrochemicals, Inc., or FINA. FINA was the prior owner and operator of the refinery located in Big Spring, Texas which was acquired by Alon in 2000.
     The following table provides the estimated annual benefits payable to eligible employees upon retirement under Alon’s pension plan, based on the eligible employee’s average annual compensation level at retirement and credited years of service. The average annual compensation level is based on averaging the highest 36 months of pay out of the 10 years prior to the employee leaving Alon.

	Pension Plan Table (1) (2)
	Years of Service
Compensation Level	15	20	25	30	35
$125,000	$30,938	$41,250	$51,563	$61,875	$72,188
150,000	37,125	49,500	61,875	74,250	86,625
175,000	43,313	57,750	72,188	86,625	101,063
200,000	49,500	66,000	82,500	99,000	115,500
225,000	55,688	74,250	92,813	111,375	129,938
250,000	61,875	82,500	103,125	123,750	144,375
300,000	74,250	99,000	123,750	148,500	173,250
400,000	99,000	132,000	165,000	198,000	231,000
450,000	111,375	148,500	185,625	222,750	259,875
500,000	123,750	165,000	206,250	247,500	288,750

(1)	Pension plan benefits are computed on a straight-line annuity basis.

(2)	The benefits listed in the pension plan table above are subject to a deduction for Social Security benefits.
     The compensation covered by the pension plan and the credited years of service with respect to Messrs. Morris, Even, Hart, Concienne, Dean and Israel as of December 31, 2006 are set forth in the table below, assuming retirement at the normal retirement age under the pension plan:

	Compensation Covered	Credited Years
Name	by Pension Plan	of Service
Jeff D. Morris	$547,899	32.7
Shai Even	325,750	3.4
Joseph A. Concienne	336,586	5.8
Harlin R. Dean	690,308	4.3
Joseph Israel	378,875	6.3
     As of December 31, 2006, Jeff D. Morris, Alon’s President and Chief Executive Officer, was eligible for early retirement under the pension plan. If Mr. Morris were to elect early retirement under the pension plan, he would be eligible to receive annual benefits in the amount of $227,629 or an annual benefit of $76,387 and a lump sum payment in the amount of $2,279,326. These benefit amounts are calculated based on an assumed average annual compensation level of $585,757.
Compensation of Directors
     Non-employee directors receive an annual fee of $50,000 and receive an additional fee of $1,500 per meeting attended. Mr. Segal, the chairperson of the Audit Committee also receives an additional annual fee of $10,000, and each member of the Audit Committee receives an additional fee of $1,500 per Audit Committee meeting attended. In addition, each independent director and each other non-employee director who is not affiliated with Alon Israel receives $25,000 per year in restricted stock which vests in three equal installments on each of the first, second and third anniversaries of the grant date.
     Mr. Wiessman’s position as Executive Chairman of Alon is an executive officer position. Alon entered into an agreement with Mr. Wiessman, effective January 1, 2005, pursuant to which he will serve as Alon’s Executive Chairman of the Board through December 31, 2009. Pursuant to this agreement, Alon will pay Mr. Wiessman, through a company owned by him, a fee of $24,000 per month, and Mr. Wiessman will be entitled to participate in Alon’s employee bonus plan at the same level as its Chief Executive Officer. Mr. Wiessman will be entitled to a 5% fee increase at the end of each of the second, third and fourth year of the agreement. Alon will also pay the maintenance and utility costs associated with Mr. Wiessman’s Dallas, Texas residence, will provide medical insurance benefits to Mr. Wiessman and will reimburse Mr. Wiessman for airfare incurred to transport his family members between Israel and the United States (up to a maximum of eight tickets per year). Alon may terminate this agreement on six months notice and Mr. Wiessman will be entitled to receive his full compensation and benefits during the notice period. Upon termination of this agreement following the notice period, Alon will be required to pay Mr. Wiessman a fee equal to the product of (1) 200% of his monthly fee multiplied by (2) the number of years of Mr. Wiessman’s service with Alon since August 2000. Alon will also be required to pay Mr. Wiessman 12 months of severance. Mr. Wiessman receives no additional compensation for his services as a director of Alon.
     Mr. Morris, Alon’s President and Chief Executive Officer, does not receive any compensation in respect of his service as a director of the Company. Mr. Morris’ compensation is described in the Summary Compensation Table above.
     The following table provides a summary of the compensation awarded to, earned by or paid to the directors of Alon, other than Messrs. Wiessman and Morris, during the last completed fiscal year.
2006 DIRECTOR COMPENSATION

						Change in
						Pension
	Fees Earned					Value and
	or				Non-Equity	Nonqualified
	Paid in	Stock		Option	Incentive Plan	Deferred	All Other
	Cash	Awards		Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)(1)		($)	($)	Earnings	($)	($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)
Itzhak Bader	$57,800	—		—	—	—	—	$57,800

Boaz Biran	56,300	—		—	—	—	—	56,300

Pinchas Cohen (2)	35,467	—		—	—	—	—	35,467

Shaul Gliksberg	54,200	—		—	—	—	—	54,200

Ron W. Haddock	62,600	$94,762	(3)(7)	—	—	—	—	157,362

Erez Meltzer (4)	22,333	—		—	—	—	—	22,333

Yeshayahu Pery	57,200	—		—	—	—	—	57,200

Zalman Segal	73,500	40,100	(5)(7)	—	—	—	—	113,600

Avraham Shochat	64,700	29,347	(6)(7)	—	—	—	—	94,047

(1)	This column reflects the value of the awards based on the compensation cost of the award with respect to Alon’s 2006 fiscal year computed in accordance with SFAS No. 123R. The compensation cost associated with the restricted stock awards is based on the intrinsic value for such shares which we determined by reference to the trading price of Alon common stock at the time such restricted shares of common stock were granted. See also Note 19 to Alon’s 2006 audited financial statements contained in Alon’s annual report on Form 10-K.

(2)	Mr. Cohen resigned from the Board in August 2006.

(3)	Pursuant to the 2005 Incentive Compensation Plan, Mr. Haddock was awarded (a) 751 restricted shares of common stock awarded on May 9, 2006, which shares vest in equal installments on the first three anniversaries of the date of grant and of which all 751 share are unvested as of December 31, 2006, (b) 1,387 restricted shares of common stock awarded on August 2, 2005, which shares vest in equal installments on the first three anniversaries of the date of grant and of which 925 shares are unvested as of December 31, 2006, and (c) 12,500 restricted shares of common stock that were awarded on November 7, 2005 at a purchase price of $12.00 per share, which shares vest in equal installments on the first three anniversaries of the date of grant and of which 7,833 shares are unvested as of December 31, 2006.

(4)	Mr. Meltzer was appointed to the Board by the remaining directors in August 2006 to fill the vacancy that resulted from the resignation of Mr. Cohen.

(5)	Pursuant to the 2005 Incentive Compensation Plan, Mr. Segal was awarded (a) 751 restricted shares of common stock awarded on May 9, 2006, which shares vest in equal installments on the first three anniversaries of the date of grant and of which all 751 share are unvested as of December 31, 2006, and (b) 1,387 restricted shares of common stock awarded on August 2, 2005, which shares vest in equal installments on the first three anniversaries of the date of grant and of which 925 shares are unvested as of December 31, 2006.

(6)	Pursuant to the 2005 Incentive Compensation Plan, Mr. Shochat was awarded 751 restricted shares of common stock awarded on May 9, 2006, which shares vest in equal installments on the first three anniversaries of the date of grant and of which all 751 share are unvested as of December 31, 2006.

(7)	The grant date fair value of 751 restricted shares of common stock granted to each of Messrs. Haddock, Segal and Shochat in 2006 is $25,000 for each director.
Compensation Committee Interlocks and Insider Participation
     Alon established a compensation committee in 2005 consisting of Jeff D. Morris, Alon’s President and Chief Executive Officer since May 2005, and David Wiessman, Alon’s Executive Chairman of the Board since July 2000. Mr. Morris was President and Chief Executive Officer of Alon’s subsidiary Alon USA, Inc. since its inception in August 2002 and of Alon’s other operating subsidiaries since July 2000. Mr. Wiessman was Alon’s President and Chief Executive Officer since its formation in 2000 until May 2005.
     Compensation for Alon’s executive officers other than Messrs. Wiessman and Morris is determined by Messrs. Wiessman and Morris, with Mr. Morris’ compensation being determined by Mr. Wiessman in consultation with the Board. Mr. Wiessman’s compensation is determined by the Board, excluding Mr. Wiessman. See “Certain Relationships and Related Transactions” for information regarding relationships and transactions involving Alon in which Messrs. Wiessman and Morris had interests.
     None of Alon’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Board.

EQUITY COMPENSATION PLAN INFORMATION
     As of December 31, 2006, the 2005 Incentive Compensation Plan was the only compensation plan under which securities of the Company were authorized for issuance. The table below provides information as of December 31, 2006.

Number of shares of
common stock remaining
	Number of shares of		available for future
	common stock to be issued		issuance under equity
	upon exercise of	Weighted-average exercise	compensation plans
	outstanding options,	price of outstanding	(excluding securities
Plan Category	warrants and rights	options, warrants and rights	reflected in column (a))
	(a )	(b )	(c )
Equity compensation plans approved by stockholders	—	n/a	2,124,677
Equity compensation plans not approved by stockholders	—	n/a	—
     The table above does not reflect 6,849 and 2,572 shares of Alon Assets and Alon Operating, respectively, that are issuable upon the exercise of options granted under the Option Plans, each of which has an exercise price of $100 per share.

COMPENSATION COMMITTEE REPORT
     The Compensation Committee is responsible for establishing and administering Alon’s policies, programs and procedures for determining compensation for its executive officers and Board members. The Compensation Committee has reviewed and discussed with management the contents of the Compensation Discussion and Analysis. Based on this review and discussion, all of the members of the Compensation Committee, whose names are listed below, have recommended to the Board that the Compensation Discussion and Analysis be included in Alon’s annual report on Form 10-K for the year ended December 31, 2006 or proxy statement on Schedule 14A for filing with the SEC.
Members of the Compensation Committee
David Wiessman             Jeff D. Morris
AUDIT COMMITTEE REPORT
     Management is responsible for Alon’s system of internal controls and the overall financial reporting process. Alon’s independent registered public accounting firm is responsible for performing an independent audit of Alon’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and systems of internal accounting and financial controls.
     The Audit Committee reviewed and discussed with both management and Alon’s independent registered public accounting firm all annual and quarterly financial statements for the fiscal year ended December 31, 2006 prior to their issuance. During 2006, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with U.S. generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality of Alon’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with KPMG LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from KPMG LLP to the Audit Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Additionally, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of Alon’s internal and disclosure control structure, including its internal control over financial reporting.
     Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to the Board that it approve the inclusion of Alon’s audited financial statements in Alon’s annual report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.
Members of the Audit Committee
Ron W. Haddock          Zalman Segal          Avraham Shochat
INDEPENDENT PUBLIC ACCOUNTANTS
     Audit Fees. The aggregate fees billed by KPMG LLP (“KPMG”) for professional services rendered for the audit of Alon’s annual financial statements, the review of the financial statements included in Alon’s annual reports on Form 10-K, quarterly reports on Form 10-Q and comfort letters to underwriters were $2,187,000 for the year ended December 31, 2006 and $582,000 for the year ended December 31, 2005. In 2006, audit activities included audit services related to the acquisition of Paramount Petroleum Corporation.
     Audit-Related Fees. The aggregate fees billed by KPMG for assurance and related services related to the performance of audits or review of Alon’s financial statements and not described above under “Audit Fees” were $35,000 for 2006 and $261,153 for 2005.

     Tax Fees. The aggregate fees billed by KPMG for professional services rendered for tax compliance, tax advice and tax planning were $144,980 for 2006 and $170,507 for 2005.
     All Other Fees. The aggregate fees billed by KPMG for products and services not described above were $148,900 for 2006 and $0 for 2005. In 2006, these fees related to due diligence performed by KPMG in connection with our acquisition of Paramount Petroleum Corporation.
     Pre-Approval Policies and Procedures. In general, all engagements of Alon’s outside auditors, whether for auditing or non-auditing services, must be pre-approved by the Audit Committee. During 2006, all of the services performed for Alon by KPMG were pre-approved by the Audit Committee. The Audit Committee has considered the compatibility of non-audit services with KPMG’s independence.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review, Approval or Ratification of Transactions with Related Persons
     Alon’s corporate governance guidelines, which were adopted by the Board on July 7, 2005, require that the Board exercise appropriate oversight with respect to all related-party transactions. The Board has not adopted specific policies or procedures for review or approval of related-party transactions. The Board believes that the following transactions and relationships during 2006 were reasonable and in the best interest of Alon.
Transactions with Management and Others
     Management and Consulting Agreement with Alon Israel
     Alon Israel provides strategic planning and management consulting services to Alon pursuant to a management and consulting agreement dated as of August 1, 2003. In particular, Alon Israel advises Alon’s management regarding policy initiatives, financial planning and strategic planning relating to Alon’s operations. The management and consulting agreement had an initial term of three years and provided that Alon pay Alon Israel an annual management and consulting fee. Upon completion of Alon’s initial public offering, the term of the agreement was extended until December 31, 2009, and Alon’s payment obligations under the agreement were terminated in exchange for an aggregate payment by Alon to Alon Israel of $6.0 million, $2.0 million of which was paid upon completion of Alon’s initial public offering and the remaining $4.0 million of which was paid on January 19, 2006. Alon Israel’s obligations to provide consulting services under the amended agreement will remain in effect through the end of the term of the agreement.
     As of March 31, 2007, Alon Israel was the beneficial owner of approximately 72.3% of Alon’s outstanding common stock. David Wiessman, Alon’s Executive Chairman of the Board, is the Chief Executive Officer, President and a director of Alon Israel. Mr. Wiessman also is the sole beneficiary of a trust which owns 2.0% of Alon Israel in the form of non-voting shares. Mr. Wiessman owns 20% of Bielsol Investments (1987) Ltd., which owns 37.2% of Alon Israel. The remaining 80% of Bielsol Investments (1987) Ltd. is owned by Shebug Ltd., which is wholly-owned by the family of Shraga Biran, the father of Boaz Biran, one of Alon’s directors.
     Registration Rights Agreement with Alon Israel
     Pursuant to the terms of a Registration Rights Agreement with Alon Israel, Alon has provided Alon Israel with registration rights, including demand registration rights and “piggy-back” registration rights, with respect to Alon common stock owned by Alon Israel. Alon’s obligations are subject to limitations relating to a minimum amount of common stock required for registration, the timing of registration and other similar matters. Alon is obligated to pay all expenses incidental to such registration, excluding underwriters’ discounts and commissions and certain legal fees and expenses.
     SCS Beverage
     On February 29, 2004, Alon sold 17 licenses for the sale of alcoholic beverages at 17 stores in New Mexico to SCS Beverage, Inc., a corporation treated as a pass-through entity that is wholly owned by Jeff D. Morris, Alon’s President and Chief Executive Officer. Under rules and regulations of the New Mexico Alcohol and Gaming Division, a holder of a license to sell alcoholic beverages in New Mexico must provide substantial documentation in the application for and annual renewal of the license, including detailed questionnaires and fingerprints of the officers and directors of each entity beneficially owning 10% or more of the holder of the license. Alon engaged in this transaction to expedite the process of renewing the licenses by limiting the required disclosures to one individual stockholder. The purchase price paid by SCS Beverage consisted of approximately $2.6 million for the 17 licenses and approximately $0.2 million for the inventory of alcoholic beverages on the closing date. The purchase price was paid by SCS Beverage issuing to Alon a demand promissory note in the amount of $2.8 million. The demand note is payable solely by transferring the licenses and inventory existing at the time of payment back to Alon. The demand note is secured by a pledge of the licenses and the inventory and a pledge of 100% of the stock of SCS Beverage. Pursuant to the purchase and sale agreement, SCS Beverage granted Alon an option to re-acquire the licenses at any time at a purchase price equal to the same purchase price paid by SCS Beverage to acquire the licenses.
     As the holder of the New Mexico licenses, SCS Beverage is the only party entitled to purchase alcoholic beverages to be sold at the locations covered by the licenses and to receive revenues from the sale of alcoholic beverages at those locations. Simultaneously with the transfer of the licenses, SCS Beverage entered into a premises lease with Alon to lease space at each of the locations covered by the licenses for the purpose of conducting the alcoholic beverages concessions. The total annual payments by SCS Beverage to Alon under this premises lease agreement are approximately $1.85 million, subject to adjustment by Alon based on the volume of sales of alcoholic beverages at the locations covered by the licenses. To date, the profits realized by SCS Beverage from the sale of alcoholic beverages at these locations have not exceeded lease payments by SCS Beverage to Alon and it anticipates that this will continue to be the case in the future. As a result, Mr. Morris has not received any economic benefit from the ownership of SCS Beverage, and Alon does not anticipate that Mr. Morris will derive any economic benefit from his ownership of SCS Beverage in the future.
Alon Assets and Alon Operating Dividends
     In connection with dividend payments by Alon to its stockholders in 2006, Messrs. Morris, Hart and Concienne were paid dividends on the shares held by them in Alon Operating and Alon Assets. The total dividends paid to Messrs. Morris, Hart and Concienne from Alon Operating were $5,096,947, $1,274,049 and $519,011, respectively. The total dividends paid to Messrs. Morris, Hart and Concienne from Alon Assets were $797,666, $199,405 and $81,242, respectively.

PROPOSAL 1.
ELECTION OF DIRECTORS
     The following nominees have been selected by the Board for submission to the stockholders: David Wiessman, Itzhak Bader, Boaz Biran, Erez Meltzer, Shaul Gliksberg, Ron W. Haddock, Jeff D. Morris, Yeshayahu Pery, Zalman Segal, and Avraham Shochat, each to serve a one-year term expiring at the annual meeting in 2008.
     The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of the remaining nominees and in favor of any substitute nominee named by the Board. If you do not wish your shares voted for one or more of the nominees, you may so indicate when you vote.
Your Board Recommends a Vote “FOR” the Above Nominees.

PROPOSAL 2.
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed KPMG LLP, as the independent registered public accounting firm to audit the consolidated financial statements of Alon for the year ending December 31, 2007. Representatives of KPMG LLP are expected to be present at the annual meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.
Your Board Recommends a Vote “FOR” Proposal 2.

OTHER MATTERS
     The Board does not know of any other matters that are to be presented for action at the annual meeting. If, however, any other matters properly come before the annual meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.
STOCKHOLDER PROPOSALS
Stockholder Recommendations for Nomination of Directors
     The Board will consider nominees for directors recommended by stockholders of Alon and will evaluate such nominees using the same criteria used to evaluate director candidates otherwise identified by the Board. Stockholders wishing to make such recommendations should write to the Board in care of the Secretary of Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee’s qualifications and other relevant biographical information.
Stockholder Proposals for Annual Meeting in 2008
     To be considered for inclusion in Alon’s proxy statement for Alon’s 2008 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act, stockholder proposals must be in writing and submitted to the Secretary of Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251, and must otherwise comply with the requirements of Rule 14a-8. The proposal must be received no later than 120 days prior to March 30, 2008 for Alon to consider it for inclusion.
     Stockholders who desire to present business at Alon’s 2008 annual meeting of stockholders, without inclusion in the proxy statement for such meeting, including a nomination of a candidate for election as director at such meeting, must notify Alon’s Secretary of such intent in accordance with Alon’s by-laws by writing to the Secretary of Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251. To be timely, such notice must be received not later than 60 days prior to March 30, 2008 nor earlier than 90 days prior to March 30, 2008; provided that if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. The advance notice must also meet the other requirements of Section 8(c) of Alon’s bylaws. You may obtain a copy of Alon’s bylaws on Alon’s website (www.alonusa.com) or by writing to Alon’s Secretary at the address above.
     The above Notice of Annual Meeting of Stockholders and Proxy Statement are sent by order of the Board.
Harlin R. Dean
Vice President, General Counsel and Secretary
March 30, 2007

ALON USA ENERGY, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2007
     David Wiessman and Jeff D. Morris, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution and resubstitution, are hereby authorized to represent and to vote all shares of common stock, par value $0.01 per share, of Alon USA Energy, Inc. held of record by the undersigned on March 15, 2007, at the Annual Meeting of Stockholders to be held at 9:00 a.m. Dallas, Texas time on May 8, 2007, at The Frontiers of Flight Museum located at 6911 Lemmon Avenue, Dallas, Texas 75209 and any adjournment or postponement thereof. Any and all proxies heretofore given are hereby revoked.
     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1 AND 2.
(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS AND THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS ALON’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007.	Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

1. Election of Directors Nominees:	For all Nominees	Exceptions

01 Itzhak Bader 02 Boaz Biran 03 Erez Meltzer 04 Shaul Gliksberg 05 Ron W. Haddock 06 Jeff D. Morris 07 Yeshayahu Pery 08 Zalman Segal 09 Avraham Shochat 10 David Wiessman	☐	☐	2.	Ratification of the appointment of KPMG LLP as Alon’s independent registered accounting firm for 2007:	FOR ☐	AGAINST ☐	ABSTAIN ☐	Please mark your votes as indicated in this example	☒

(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and strike through that nominee’s name.	Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting. The stockholder below acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each of which has been furnished herewith.

PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature	Signature	Date

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signor is a corporation, please sign full corporate name by duly authorized officer giving full title as such. If signor is a partnership, please sign in partnership name by authorized person.

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WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/alj Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

     If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.